Exhibit 10.2

EXECUTION VERSION

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of August 24, 2015 and effective as of June 23, 2015 (the “Effective Date”), by and among Michael Fung (“Consultant”), 99 Cents Only Stores LLC (the “Company”) and Number Holdings, Inc. (“Parent”).

RECITALS

WHEREAS, based upon the reputation and successful experience of Consultant, the Company and Parent desire to engage Consultant as an independent contractor to provide the Services described herein.

THEREFORE, the Company, Parent and Consultant agree as follows:

ARTICLE I
CONSULTING ENGAGEMENT

1.1                   Services.

(a)                                 The Company and Parent hereby engage Consultant to perform, and Consultant agrees to perform, the following services (the “Services”) during the Term (as defined below), for and to the benefit of the Company and Parent (the “Engagement”):

(i)                                     Transitioning a permanent Chief Financial Officer (“CFO”) of the Company;

(ii)                                  Overseeing administrative, financial and risk management operations of the Company;

(iii)                               Overseeing reporting of financial results;

(iv)                              Advancement of the Company’s long-term strategic plan; and

(v)                                 Other services as reasonably requested by the Board of Directors of the Parent (the “Board”).

(b)                                 Consultant agrees that proper performance of the Services will require substantially all of his business time, and accordingly Consultant shall not work on any engagement other than the Engagement during the Term, other than the positions set forth on Exhibit A.

(c)                                  During the Term, Consultant shall be a non-employee officer of each of the Company and Parent with the title “Interim Chief Financial Officer and Treasurer” of each of the Company and Parent.

(d)                                 Consultant shall perform the Services at the Company’s headquarters and other Company locations, and shall observe all rules, policies and practices of the Company and Parent.

(e)                                  Concurrently herewith, Consultant shall execute and deliver a Fair Competition Agreement in the form attached hereto as Exhibit B.

1.2                   Consulting Fee.  As full consideration for the Services, the Company shall compensate Consultant at the rate of $50,000 per month (the “Monthly Consulting Fee”) during the Term (pro rated for any partial months).

1.3                   Fee Premium. Consultant shall be eligible to earn a discretionary fee premium (“Fee Premium”) for performance during the Engagement against benchmarks that will be established by the Board (or a committee thereof), in consultation with Consultant, within 30 days after the Effective Date.  The target Fee Premium shall be equal to (a) 100% of the Monthly Consulting Fee multiplied by (b) the number of full and partial months in the Term prior to the earliest of (i) the Termination Date, (ii) the date a permanent Chief Financial Officer begins employment with the Company, and (iii) the date the Company provides written notice not to extend the Expiration Date pursuant to Section 2.2(a)(ii)(B), payable for meeting the applicable benchmarks, as determined by the Board (or a committee thereof) in its sole discretion.  The actual amount of the Fee Premium (if any) will be contingent upon Consultant’s level of achievement of the applicable benchmarks.  The Board (or a committee thereof) shall determine in its sole discretion the level of achievement of the goals applicable to the Fee Premium as of the Termination Date.  Except in the event of termination of the Engagement by the Company pursuant to Section 2.2(a)(iii) or by the Consultant pursuant to Section 2.3(b), Consultant must be actively engaged in the Engagement on the Expiration Date (and must not have provided notice to the Company to terminate the Engagement pursuant to Section 2.2(a) or to not extend the Expiration Date pursuant to Section 2.1(a)(ii)(B)) to earn the Fee Premium (if any).  The Fee Premium (if any) shall be paid in the form of a cash lump sum not later than 45 days after the Termination Date.

1.4                   Expense Reimbursement.

(a)                                 The Company shall reimburse Consultant for all documented out-of-pocket expenses reasonably incurred during the Term in connection with the provision of the Services in accordance with the Company’s standard policies and procedures.

(b)                                 Without limiting the foregoing, the Company shall reimburse Consultant for all the following out-of-pocket expenses reasonably incurred during the Term in connection with Consultant’s temporary residence in Los Angeles, California (the “temporary relocation benefits”):  (i) roundtrip airfare for Consultant to Consultant’s current residence from Los Angeles and (ii) at the option of Consultant, temporary living expenses in Los Angeles, including rental of a furnished apartment (not to exceed $5,000 per month) and automobile rental (not to exceed $1,500 per month). All non-qualified relocation expenses shall be grossed up for applicable taxes by the Company.

(c)                                  All expense reimbursement, including the temporary relocation benefits, will be subject to the Company’s expense reimbursement policies as the same are in effect from time to time.

1.5                   Status of Consultant as Independent Contractor.  Consultant shall operate as an independent contractor to the Company and to Parent, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Consultant, on the one hand, and the Company or Parent, on the other.  Without limiting the foregoing:

(a)                                 Consultant shall retain discretion over the methods, details, means, techniques and procedures by which the Services are rendered, as long as the objectives set forth in Section 1.1(a) are met in a manner satisfactory to the Company.

(b)                                 Consultant is not eligible for, and Consultant hereby waives any claim to, wages, incentive compensation, profit sharing participation, stock options, other equity awards, health coverage and any other benefits provided to employees of the Company or any of its affiliates.  Concurrently with the execution of this Agreement, Consultant shall execute the acknowledgement attached hereto as Attachment I.

(c)                                  Consultant recognizes and understands that, if applicable, he will receive an IRS 1099 statement and related tax statements, and will be required to file corporate and/or individual tax returns and to pay taxes in accordance with all provisions of applicable Federal and State law.  At the Company’s request, Consultant shall provide proof of required tax payments.

1.6                   Representations. Consultant represents and warrants that (a) he has the right, power and authority to enter into this Agreement and to perform fully all of his obligations hereunder and (b) its execution, delivery and performance of this Agreement and the performance of the Services by Consultant do not and will not conflict with or result in any breach or default under any other agreement of Consultant.

ARTICLE II
TERM AND TERMINATION

2.1                   Term.

(a)                                 Definitions.

(i)                                     “Term” means the period from the Effective Date through the Termination Date.

(ii)                                  “Expiration Date” means the earliest to occur of

(A)                               30 days following the start date of the Company’s permanent CFO; and

(B)                               the 180th day following the Effective Date, subject, in the case of this clause (B), to automatic, consecutive 30-day extensions, unless the Company or Parent on the one hand, or Consultant on the other, elects, upon not less than 30 days’ advance written notice to the other, for any such extension not to apply.

(iii)                               “Termination Date” means the Expiration Date, or if earlier, the date of termination of the Engagement pursuant to Section 2.2 or 2.3 or otherwise.

(iv)                              “Cause” means

(A)                               Consultant’s (x) conviction of a felony or (y) plea of nolo contendre in connection with any financial, business or commercial enterprise or transaction or any other matter (excluding traffic offenses);

(B)                               Consultant becoming the subject of a criminal indictment or other regulatory proceeding initiated by the Securities and Exchange Commission or other federal or state regulatory body having oversight for financial institutions in any such case based on material allegations of improper conduct or activities involving (x) securities trading, (y) inaccurate disclosure or reporting, or other (z) financial matters, in each case that in Parent’s opinion could adversely affect the business or reputation of Parent or the Company, or that could otherwise materially disrupt the business affairs of Parent or the Company as determined in accordance with Exhibit C;

(C)                               Consultant’s material violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument or currency;

(D)                               Consultant’s dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of Services;

(E)                                Consultant’s material breach of this Agreement, to the extent not cured to the satisfaction of Parent within five days after the date of notice of such breach (to the extent susceptible to cure), or Consultant’s material breach of any other agreement with the Company, Parent or any of their respective affiliates;

(F)                                 Consultant’s material violation of the written policies adopted from time to time by the Company or Parent governing generally the conduct of persons performing services on behalf of the Company, Parent or any of their respective affiliates, to the extent not cured to the satisfaction of the Company and Parent within five days after the date of notice of such violation (to the extent susceptible to cure);

(G)                               Consultant’s intentional taking of any improper action or the intentional omission to take any proper action or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company, Parent or any of their respective affiliates, or that was otherwise materially disruptive of the business affairs of the Company, Parent or any of their respective affiliates, provided, however, that the term Cause shall not include for this purpose any mistake in judgment made in good faith or any act or omission taken at the express or affirmative direction, or otherwise with the express affirmative approval, of the Board; or

(H)                              Consultant’s obtaining of any material improper personal benefit, including as a result of a breach of any covenant or agreement in connection with the provision of the Services.

(v)                                 “Disability” means any physical or mental illness, disability or incapacity of Consultant that prevents Consultant from performing all or substantially all of the Services as contemplated by this Agreement that continues for 30 consecutive days.

(b)                                 The Company and Parent on the one hand, and Consultant on the other, shall have the right to terminate the Engagement for any reason or for no reason prior to the Expiration Date, in accordance with Section 2.2 or 2.3, as applicable.

2.2                   Termination by the Company.

(a)                                 The Company or Parent may terminate the Engagement immediately:

(i)                                     in the event of the death or Disability of Consultant;

(ii)                                  in the event of any action by Consultant constituting Cause; or

(iii)                               for any reason other than described in Sections 2.2(a)(i) and (ii) above.

(b)                                 In the event of termination of the Engagement by the Company or Parent pursuant to Section 2.2(a)(iii) above or 2.3(b) below, in either case prior to the Expiration Date, (i) Consultant shall be entitled to payment of the Monthly Consulting Fee from the Company through the Expiration Date, (ii) reimbursement of expenses incurred prior to the Termination Date in accordance with Section 1.4 above and (iii) the Fee Premium (if any) earned pursuant to Section 1.3 above.

2.3                   Termination by Consultant.  Consultant may terminate the Engagement prior to the Expiration Date upon:

(a)                                 30 days prior written notice to the Company and Parent; or

(b)                                 the Company’s or Parent’s material breach of this Agreement, to the extent not cured within fifteen days after the date of notice of such breach (which notice must be given within fifteen days of such breach) and failure to cure such breach (to the extent susceptible to cure).

2.4                   Expiration.  Unless earlier terminated as described above, the Engagement shall terminate automatically on the Expiration Date, in which case Consultant shall receive from the Company the Monthly Consulting Fee through the Expiration Date, reimbursement of expenses incurred prior to the Expiration Date in accordance with Section 1.4 above and the Fee Premium (if any) earned pursuant to Section 1.3.

2.5                   Except as described in Section 2.2, 2.3 or this Section 2.4, Consultant shall not be entitled to receive any other fees, remuneration or other amounts from the Company or Parent after the Termination Date other than earned and unpaid Monthly Consulting Fees through the Termination Date and reimbursement of expenses incurred prior to the Termination Date in accordance with Section 1.4 above.

ARTICLE III
GENERAL PROVISIONS

3.1                   Governing Law.  This Agreement, the terms of Consultant’s Engagement, and any contest, dispute, controversy or claim arising therefrom or relating thereto, shall be governed by and construed in accordance with California law notwithstanding any conflicts of laws to the contrary to the extent they would require the application of the laws of another jurisdiction.

3.2                   Arbitration.  Subject to the Company’s or Parent’s right to seek equitable or injunctive relief under the Fair Competition Agreement, to the fullest extent permitted by law, any contest, dispute, controversy or claim arising out of or relating to this Agreement, including the validity, interpretation, performance, breach, alleged breach or termination of this Agreement, whether arising during or after the Term, shall be resolved by arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association then in effect (the “AAA Rules”); provided, that the arbitrator or arbitrators, as the case may be, be selected as follows:  Within 20 days of the commencement of an arbitration by a party hereunder, the parties shall attempt to designate a mutually acceptable arbitrator to hear and determine the matters set forth in the arbitration demand and any counterclaim.  If the parties cannot agree on such an arbitrator within such 20 day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator’s name and address within ten days after the end of such 20 day period.  The two arbitrators so selected shall attempt to select a third arbitrator within ten days thereafter.  If the two arbitrators cannot select a third arbitrator then selection of the third arbitrator shall be in accordance with the AAA Rules.  The decision of the arbitrator or arbitrators, as the case may be, shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.  The arbitrator or arbitrators, as the case may be, shall have the power to direct that reasonable and relevant discovery be permitted in the arbitration.  The fees charged by AAA or other arbitration administrator and the arbitrator shall be borne solely by the Company.  Additionally, the Company will pay all costs unique to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding — for instance, the Company will, if required, pay the arbitrator’s fees to the extent they exceed court filing fees.  Otherwise, each party shall pay its own legal fees and expenses in any such arbitration, regardless of outcome and the arbitrator or arbitrators, as the case may be, may, but need not, award costs relating to such arbitration (including legal fees and expenses) to the prevailing party, otherwise, each party shall bear its own expenses.  The arbitrator or arbitrators, as the case may be, will apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law to the extent they would require the application of the laws of another jurisdiction.  The parties hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.  The parties agree that any process or notice of motion or other application to either of such courts, and any papers in connection with any such arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal; provided that a reasonable time for appearance is allowed.

3.3                   Waiver of Contractual Right.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

3.4                   Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  Notwithstanding the foregoing, this Agreement does not supersede or otherwise affect any arrangement Consultant has as a director of Parent, including with respect to any director fees or fees as chairman of the board of directors of Parent.

3.5                   Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

3.6                   Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the U.S. mail, postage prepaid, or transmitted via facsimile or electronic mail addressed as follows:

If to the Company:

99 Cents Only Stores LLC

4000 Union Pacific Avenue

Commerce, CA 90023

Facsimile: (323) 307-9611

Attention: General Counsel

If to Parent:

Number Holdings, Inc.

c/o Ares Management, LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Facsimile: (323) 201-4170

Attention: Adam Stein

If to Consultant, at Consultant’s then-current home address on file with the Company.

3.7                   Code Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith; provided, that the Company does not guarantee to Consultant any particular tax treatment with respect to this Agreement and any payments hereunder.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Consultant by Code Section 409A or any damages for failing to comply with Code Section 409A.

For purposes of Code Section 409A, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Consultant’s taxable year following the taxable year in which the expense was incurred.

3.8                   Counterparts.  This Agreement may be executed in two or more counterparts, including by electronic or facsimile transmission, each of which shall constitute an original, but when taken together, shall constitute a single instrument.

3.9                   Amendment.  This Agreement may be modified or amended only with the written consent of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties execute this Agreement.

99 Cents Only Stores LLC

By:	/s/ Andrew Giancamilli
Title:	Interim President and Chief Executive Officer

Number Holdings, Inc.

By:	/s/ Andrew Giancamilli
Title:	Interim President and Chief Executive Officer

Michael Fung

/s/ Michael Fung

EXHIBIT A

PERMITTED ENGAGEMENTS

EXHIBIT B

FAIR COMPETITION AGREEMENT

EXHIBIT C

CAUSE DETERMINATION

“Cause” shall be determined in the sole discretion of Parent, provided that any indictment or negative publicity with respect to the current investigation of Wal-Mart Stores Inc. by the Securities and Exchange Commission and the Department of Justice with respect to the Foreign Corrupt Practices Act, shall not be grounds for Parent or the Company to terminate the Engagement for “Cause”.

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ATTACHMENT I